UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CABELA’S INCORPORATED

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April 5, 2005

Dear Fellow Stockholder:
        You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 11, 2005, at 10:00 a.m. Mountain Time at the Holiday Inn, 664 Chase Boulevard, Sidney, Nebraska 69162.
        Details of the business to be conducted at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. At the meeting, we will also discuss our results for the past year and answer your questions.
        You will notice in reading the Proxy Statement that Gerald E. Matzke, a director of Cabela’s since 1996, is not standing for re-election and will be appointed as an emeritus director of Cabela’s effective as of the date of the Annual Meeting. We want to express our deep appreciation to Jerry for his valuable contributions to Cabela’s during his nine years of service.
        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign, and date your proxy card today and return it in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
        Thank you for your continued support and interest in Cabela’s.

Sincerely,

Dennis Highby
President and Chief Executive Officer

CABELA’S INCORPORATED
ONE CABELA DRIVE
SIDNEY, NEBRASKA 69160
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2005
        The 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Cabela’s Incorporated (the “Company”) will be held at the Holiday Inn, 664 Chase Boulevard, Sidney, Nebraska 69162, on Wednesday, May 11, 2005, beginning at 10:00 a.m. Mountain Time. The purposes of the Annual Meeting are to:

1.	Elect two Class I directors, each for a three-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2005; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.
        Each outstanding share of the Company’s voting common stock entitles the holder of record at the close of business on March 28, 2005, to receive notice of, and to vote at, the Annual Meeting. Shares of the Company’s voting common stock can be voted at the Annual Meeting in person or by valid proxy.
        A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s headquarters located at One Cabela Drive, Sidney, Nebraska 69160 for ten days before the meeting between 9:00 a.m. and 5:00 p.m. Mountain Time, and at the place of the Annual Meeting during the Annual Meeting.
        Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. This will ensure the presence of a quorum at the Annual Meeting. Voting by proxy will not limit your right to change your vote or to attend the Annual Meeting.

By order of the Board of Directors

Reed Gilmore
Secretary
April 5, 2005

i

CABELA’S INCORPORATED
ONE CABELA DRIVE
SIDNEY, NEBRASKA 69160
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2005
        This Proxy Statement is furnished in connection with the solicitation of proxies from the holders of shares of voting common stock of Cabela’s Incorporated to be voted at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2005, at 10:00 a.m. Mountain Time, at the Holiday Inn, 664 Chase Boulevard, Sidney, Nebraska 69162 (the “Annual Meeting”). The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). This Proxy Statement, the proxy card, and our Annual Report were first mailed to stockholders entitled to vote at the meeting on or about April 5, 2005.
        The terms “we,” “our,” “us,” “Cabela’s,” or the “Company” refer to Cabela’s Incorporated and its subsidiaries.
VOTING INFORMATION
       What is the purpose of the Annual Meeting?
        At the Annual Meeting, stockholders will act on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders. In addition, management will report on the performance of Cabela’s during fiscal 2004 and respond to questions from stockholders.
       Who may vote?
        We have two classes of common stock outstanding: voting common stock and non-voting common stock. Unless otherwise specified, when we refer to “common stock” in this Proxy Statement we are referring to voting common stock. You may vote at the Annual Meeting if you owned shares of our common stock at the close of business on March 28, 2005 (the “Record Date”). You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on the Record Date. As of the Record Date, there were 56,762,911 shares of our voting common stock issued and outstanding and 8,073,205 shares of our non-voting common stock issued and outstanding.
       Who counts the votes?
        Votes at the Annual Meeting will be tabulated by a representative of Wells Fargo Shareowner Services, who will serve as the Inspector of Elections, and the results of all items voted upon will be announced at the Annual Meeting.
       Who can attend the Annual Meeting?
        All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Registration and seating will begin at 9:30 a.m. Mountain Time. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.
        Please note that if you hold your shares in “street name” (that is, through a broker or other nominee) you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.
       What constitutes a quorum?
        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting Cabela’s to conduct its business at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A “broker non-vote” occurs if you do not provide the record holder of your shares with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you.
       What vote is required to approve each item?
        Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the common stock present in person or by proxy. Abstentions are not relevant to the election of directors and will have the effect of a vote against any other proposal. Broker non-votes are not relevant to the election of directors or the proposal to ratify the appointment of the independent auditor.
        If you participate in the Company’s 401(k) Savings Plan (the “401(k) Plan”) and had contributions invested in the Company’s common stock as of the Record Date, the proxy card you receive will serve as voting instructions for the trustees of the 401(k) Plan. If your proxy card is not received by our transfer agent prior to the date of the Annual Meeting, your shares of common stock held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.
       How do I vote?
        You can vote on a matter to come before the Annual Meeting in two ways:

•	You can attend the Annual Meeting and cast your vote in person; or

•	You can vote by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.
        Written ballots will be available at the Annual Meeting if you wish to vote at the Annual Meeting. However, if your shares are held in the name of your broker, bank, or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of the shares on the Record Date.
        Voting by proxy authorizes the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions, or if you provide no instructions, according to the recommendation of the Board.
       Can I revoke my proxy?
        Yes, you can revoke your proxy if your shares are held in your name by:

•	Filing a written notice of revocation with our Secretary before the Annual Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.
       Who will bear the cost of this proxy solicitation?
        We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.
PROPOSAL ONE –
ELECTION OF DIRECTORS
        The Board is divided into three classes and currently consists of eight members. One class is elected each year to hold office for a term of three years. At the Annual Meeting, two directors are to be elected to hold office until the annual meeting of stockholders to be held in the year 2008 (“Class I Directors”). All of the nominees are currently directors of the Company. There is no cumulative voting, and the two nominees receiving the most votes will be elected by a plurality. The remaining directors of the Company, whose terms expire in the year 2006 (“Class II Directors”) or the year 2007 (“Class III Directors”), will continue to serve in accordance with their previous election.
        Gerald E. Matzke, who has served as a director of the Company since 1996, will not stand for re-election at the time of the Annual Meeting. The Board has authorized a reduction in the size of the Board to seven members effective as of the date of the Annual Meeting. To continue to benefit from Mr. Matzke’s valuable expertise and experience, the Board has appointed Mr. Matzke as an emeritus director of the Company effective as of the date of the Annual Meeting to serve until the next annual meeting of stockholders. As an emeritus director, the Board has provided Mr. Matzke a standing invitation to all Board and committee meetings. Mr. Matzke will receive compensation in the amount of $22,500 per year for his service as an emeritus director, be reimbursed for his travel expenses to attend Board and committee meetings, and be entitled to indemnification in his role as an emeritus director. Mr. Matzke will not have any voting rights in his position as an emeritus director.
        Unless authority is withheld, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominee is unable to serve as a director, to vote for any substitute nominee proposed by the Board. Information concerning each director nominee and each continuing director is set forth below.
       Nominees for Class I Directors for Terms to Expire in 2008
        Michael R. McCarthy, 53, has been a director since 1996. Mr. McCarthy has served as a director and Chairman of McCarthy Group, Inc. since 1986. McCarthy Group, Inc. is a private equity investment and merchant banking firm. Mr. McCarthy also serves as a member of the board of directors, the compensation committee, and the executive compensation subcommittee, and as Chairman of the audit committee, of Peter Kiewit Sons’, Inc., a national construction company.
        Reuben Mark, 66, has been a director since July 28, 2004. Mr. Mark is Chairman and Chief Executive Officer of Colgate-Palmolive Company. Mr. Mark joined Colgate-Palmolive in 1963 and has held a series of senior management positions in the United States and overseas since then. He was elected Chief Executive Officer and Chairman of Colgate-Palmolive in 1984 and 1986, respectively. Mr. Mark is also a director of Colgate-Palmolive, Pearson plc, and Time Warner Inc.
        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” BOTH OF THE NOMINEES.
       Continuing Class II Directors Whose Terms Expire in 2006
        Richard N. Cabela, 68, founded our Company in 1961 and has served on our Board since our incorporation in 1964. Since our founding, Mr. R. Cabela has been employed by us in an executive position and has served as our Chairman since our incorporation.
        Dennis Highby, 56, has been our President and Chief Executive Officer and a director since July 2003. Mr. Highby has been employed by us since 1976 and held various management positions, including Merchandise Manager, Director of Merchandising, and Vice President. He held the position of Vice President from 1996 to July 2003.
        Theodore M. Armstrong, 65, has been a director since December 22, 2004. Mr. Armstrong served as Senior Vice President-Finance and Administration and Chief Financial Officer of Angelica Corporation from 1986 to his retirement in February of 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a leading provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong is also a board member of UMB Financial Corporation, UMB Bank of St. Louis, and several non-profit organizations.

       Continuing Class III Directors Whose Terms Expire in 2007
        James W. Cabela, 65, is our co-founder and has served on our Board since our 1964 incorporation. Since our incorporation, Mr. J. Cabela has been employed by us in various capacities, and was our President until July 2003. Mr. J. Cabela has been Vice Chairman since the creation of that executive position in 1996. Mr. J. Cabela is the brother of Mr. R. Cabela.
        John Gottschalk, 61, has been a director since July 28, 2004. Mr. Gottschalk has been the Chairman and Chief Executive Officer of the Omaha World-Herald Company since 1989 and a member of its board of directors since 1980. The Omaha World-Herald Company publishes the Omaha World-Herald newspaper and, through its subsidiaries, owns and operates other newspapers, engages in direct marketing, and holds interests in other diversified businesses. Mr. Gottschalk has also served as a director for McCarthy Group, Inc. since 1997.
       Director Not Continuing in Office
        Gerald E. Matzke, 74, has been a director since 1996. Mr. Matzke was our Secretary from July 2003 to February 2005 and was our Assistant Secretary prior to that time. Mr. Matzke has been a partner with the law firm of Matzke, Mattoon & Miller since 1956. He served as a state senator in the Nebraska legislature from 1993-2000.
CORPORATE GOVERNANCE
        The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines (our “Governance Guidelines”) and the charters of the three committees of the Board. The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These documents are available on our website at www.cabelas.com and upon request in writing to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. In addition, the Audit Committee charter is included as Appendix A to this Proxy Statement.
        Board of Directors
        Our Board currently consists of eight members, and after the Annual Meeting, will consist of seven members. Four of our directors are independent under the requirements set forth in the New York Stock Exchange (“NYSE”) listing rules and our Governance Guidelines. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Cabela’s. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE listing rules. These independence guidelines are set forth on pages four and five of our Governance Guidelines. In addition to applying these independence guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Messrs. Armstrong, Gottschalk, Mark, and McCarthy satisfy the NYSE independence requirements and Cabela’s independence guidelines.
        Prior to June 2004, we were a privately held company and our Board, Board committees, and stockholders often times acted by unanimous written consent. During fiscal 2004, our Board held four meetings and acted by written consent six times. During fiscal 2004, all of our directors attended 75% or more of the aggregate number of Board meetings and committee meetings on which they served (during the periods for which they served as such), except that Mr. R. Cabela attended 25% of the meetings of the Board and committees on which he served due to illness. It is the Board’s policy to encourage directors nominated for election and remaining in office to be present at annual meetings of stockholders, unless attendance would be impracticable or constitute an undue burden on such nominee or director. No directors attended our 2004 annual stockholders meeting because we were a private company at the beginning of 2004 when our annual meeting was conducted by unanimous written consent.
        Time is allotted at the beginning of each Board meeting for an executive session involving only our independent directors. All of our non-management directors will be independent effective as of the Annual Meeting. The role of presiding director at each executive session is rotated among the independent directors in accordance with a schedule established by the independent directors annually.
       Committees of the Board of Directors
        The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters of these committees are available on our website at www.cabelas.com and upon request in writing to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. The Audit Committee charter is included as Appendix A to this Proxy Statement. The current Chairman and members of these committees are set forth below.

	Audit	Compensation	Nominating and Corporate
Name	Committee	Committee	Governance Committee

Gerald E. Matzke	X (until 5/11/05)
James W. Cabela			X (until 5/11/05)
John Gottschalk	Chairman	X	X
Michael R. McCarthy		Chairman
Reuben Mark	X	X	Chairman
Theodore M. Armstrong	X		X
        As a recent public company, we have relied upon certain Securities Exchange Commission (“SEC”) and NYSE exemptions (including SEC Rule 10A-3(b)(1)(iv)(A)) allowing a minority of the members of our committees to be exempt from the SEC’s and NYSE’s independence requirements. We do not believe such reliance has materially affected the ability of our committees to act independently. Mr. J. Cabela and Mr. Matzke are not independent because Mr. J. Cabela is, and Mr. Matzke was, an officer of Cabela’s. Effective as of the Annual Meeting, Mr. J. Cabela will no longer be a member of the Nominating and Corporate Governance Committee, Mr. Matzke will no longer be a member of the Audit Committee, and all committee members will be independent.
       Audit Committee
        The Audit Committee is responsible for the oversight of our accounting, reporting, and financial control practices. The Audit Committee also reviews the qualifications of the independent auditor, selects and engages the independent auditor, informs our Board as to their selection and engagement, reviews the plan, fees, and results of their audit, reviews our system of internal controls, and considers and approves any non-audit services proposed to be performed by the independent auditor. The Audit Committee held seven meetings during 2004.
        The Board has determined, in its business judgment, that Messrs. Gottschalk, Mark, and Armstrong are independent as required by the Securities and Exchange Act of 1934, as amended, the applicable listing standards of the NYSE, and our Governance Guidelines. The Board has determined that it would be desirable for all members of the Audit Committee to be “audit committee financial experts,” as that term is defined by SEC rules, to the extent they qualify for such status. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that Messrs. Gottschalk, Mark, and Armstrong meet the SEC’s criteria for audit committee financial experts and that each has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

       Compensation Committee
        The Compensation Committee is responsible for the oversight of our compensation and benefit policies and programs, including administration of our annual bonus awards and incentive plans, and the evaluation of our Chief Executive Officer and other executive officers. The Compensation Committee held one meeting during 2004 and acted by written consent three times.
       Nominating and Corporate Governance Committee
        The Nominating and Corporate Governance Committee is responsible for the oversight of, and assisting our Board in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of our stockholders. The Nominating and Corporate Governance Committee held two meetings during 2004.
       Report of the Audit Committee
        The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting practices. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee. A copy of the charter is included as Appendix A to this Proxy Statement.
        The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditor for 2004, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Deloitte the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter provided by Deloitte that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte that firm’s independence from the Company.
        Based on the review and discussions referred to above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 for filing with the SEC, and (ii) appointed Deloitte as the Company’s independent auditor for fiscal 2005. This report is provided by the following directors, who constitute the Audit Committee:

John Gottschalk (Chairman)
Reuben Mark
Gerald E. Matzke
Theodore M. Armstrong
       Communications with the Board of Directors
        Stockholders may contact an individual director, the Board as a group, or a specific Board committee or group, including the non-employee directors as a group, by writing to Board of Directors, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Each communication should specify the applicable addressee or addressees to be contacted, a statement of the type and amount of the securities of the Company that the person holds, and the address, telephone number, and e-mail address, if any, of the person submitting the communication. The Board has instructed the Company’s Secretary to review all communications to the Board and to only distribute communications if appropriate to the duties and responsibilities of the Board. The Board has instructed the Company’s Secretary to not forward to the directors any stockholder communications that he determines to be primarily commercial in nature, that relate to an improper or irrelevant topic, or that request general information about the Company.
        Concerns about our financial statements, accounting practices, or internal controls, or possible violations of Cabela’s Business Code of Conduct and Ethics, should be reported pursuant to the procedures outlined in Cabela’s Business Code of Conduct and Ethics, which is available on our website at www.cabelas.com, or by writing to Chairman of the Audit Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.
       Procedures Regarding Director Candidates Recommended by Stockholders
        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, evaluating them using criteria similar to that used to evaluate candidates recommended by others. In addition to the criteria generally used to evaluate director candidates, the Nominating and Corporate Governance Committee will also consider the amount and holding period of our common stock held by the stockholder making the recommendation. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160, and should include a description of the qualifications of the proposed candidate. The Nominating and Corporate Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in our Governance Guidelines. In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee considers potential candidates recommended by current directors, officers, employees, and others. The Nominating and Corporate Governance Committee screens all potential candidates in a similar manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate as well as the Committee’s own investigation. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. It is the Committee’s policy to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.
        The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the information and timely notice requirements set forth in Article II, Section 11 of our Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws may be obtained by request addressed to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.
       Director Compensation
        We pay our non-employee directors an annual retainer of $22,500, a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone) and a fee of $1,500 for each committee meeting attended (other than meetings held on the day of a board meeting) ($500 for meetings attended by telephone). In addition, the Chairman of the Audit Committee receives an additional $10,000 annual retainer.
        We promptly reimburse all non-employee directors for reasonable expenses incurred to attend Board meetings. In addition, non-employee directors are eligible to receive option grants under our 2004 Stock Plan. Under this plan, each of our non-employee directors is automatically granted an initial option to purchase 2,000 shares of our common stock upon the date the non-employee director first joins our Board. In addition, subject to certain restrictions in the plan, each non-employee director will also be automatically granted an annual option to purchase 2,000 shares of our common stock on the date immediately following our annual meeting of stockholders. Any current non-employee director who retires from our Board within one year from the date of our initial public offering will be automatically granted an option to purchase 2,000 shares of our common stock on the date of his retirement from our Board. The exercise price for each of these options will be the fair market value of the stock underlying the option on the date of the grant. The initial and annual option grants to non-employee directors vest on the first anniversary of the grant date.

       Business Code of Conduct and Ethics and Code of Ethics
        The Board has adopted a Business Code of Conduct and Ethics applicable to all directors, officers, and employees of the Company. The Board has also adopted a Code of Ethics applicable to our senior officers, including our Chief Executive Officer, our Chief Financial Officer, and our Director of Accounting, that constitutes a “code of ethics” within the meaning of SEC rules. Copies of the Business Code of Conduct and Ethics and the Code of Ethics are available on our website at www.cabelas.com. You may also request copies of these documents by writing to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. We expect to disclose to stockholders any amendment to, or waiver from, a provision of the Code of Ethics, or any waiver of the Business Code of Conduct and Ethics for executive officers or directors, by posting such information on our website at the address specified above.
EXECUTIVE OFFICERS OF THE COMPANY
        The table below sets forth certain information regarding our executive officers.

Name	Age	Position

Richard N. Cabela	68	Chairman
James W. Cabela	65	Vice Chairman
Dennis Highby	56	President and Chief Executive Officer
David A. Roehr	48	Executive Vice President and Chairman, President and Chief Executive Officer of World’s Foremost Bank
Patrick A. Snyder	50	Senior Vice President of Merchandising
Michael Callahan	55	Senior Vice President, Retail Operations and Marketing
Ralph W. Castner	41	Vice President and Chief Financial Officer
Brian J. Linneman	38	Vice President and Chief Operating Officer
        David A. Roehr has been our Executive Vice President since July 2003. Mr. Roehr has been Chairman and President of World’s Foremost Bank, our bank subsidiary, since 2001, and Chief Executive Officer of our bank subsidiary since 2002. From 1995 to July 2003, Mr. Roehr was our Vice President of Planning and Marketing and Chief Financial Officer, and from 1996 to July 2003, he was our Treasurer. Prior to joining us, he was a tax partner with the public accounting firm of Grant Thornton, LLP, where he practiced accounting from 1981-1994. Mr. Roehr also serves as a director of The Buckle, Inc.
        Patrick A. Snyder has been our Senior Vice President of Merchandising since July 2003. From 1996 to July 2003 he was Director of Merchandise for Clothing. Mr. Snyder joined us in 1981 as Product Manager.
        Michael Callahan has been our Senior Vice President, Retail Operations and Marketing since July 2003. From January 1995 to July 2003, Mr. Callahan was Director of Merchandise for Hard Goods. He joined us as a Product Manager in 1990. Prior to joining us, Mr. Callahan was employed by Gart Brothers Sporting Goods, most recently as a merchandise manager.
        Ralph W. Castner has been our Vice President and Chief Financial Officer since July 2003. From 2000 to July 2003, Mr. Castner was our Director of Accounting and Finance and Treasurer of World’s Foremost Bank, our bank subsidiary. Prior to joining us, he was employed by First Data Corporation from 1990 to 2000, most recently as Vice President. Prior to joining First Data Corporation, Mr. Castner was a certified public accountant with the public accounting firm of Touche Ross and Company.
        Brian J. Linneman has been our Vice President and Chief Operating Officer since April 2004. From July 2003 to April 2004, Mr. Linneman was our Vice President of Strategic Projects & MIS. From 2002 to July 2003, Mr. Linneman was our Director of Strategic Projects. From 1999 to 2002, Mr. Linneman was our Corporate Logistics Manager. Prior to joining us, he was employed by United Parcel Service from 1987 to 1999, most recently as a logistics manager in the west region.

        See “Proposal One – Election of Directors” for information concerning the business experience of Mr. R. Cabela, Mr. J. Cabela, and Mr. Highby.
EXECUTIVE COMPENSATION
        The following table sets forth in summary form information concerning the compensation we paid during fiscal 2004 and fiscal 2003 to our Chief Executive Officer and our four other most highly compensated executive officers, each of whom earned more than $100,000 during the fiscal year. In this Proxy Statement, these individuals are referred to as the “named executive officers.”
               Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation(1)
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)	Options	Compensation(3)

Dennis Highby	2004	$564,525	$1,516,905	—	238,550	$18,380
President and Chief Executive Officer	2003	$308,285	$1,325,300	—	—	$6,000
David A. Roehr	2004	$466,030	$1,167,205	$1,626	128,450	$18,593
Executive Vice President and Chairman, President and Chief Executive Officer of World’s Foremost Bank	2003	$248,249	$1,325,300	—	—	$6,000
Patrick A. Snyder	2004	$352,298	$466,905	$1,089	18,350	$16,076
Senior Vice President of Merchandising	2003	$197,613	$375,300	—	73,400	$6,000
Michael Callahan	2004	$348,730	$466,905	—	18,350	$16,037
Senior Vice President, Retail Operations and Marketing	2003	$187,395	$375,300	—	73,400	$6,000
Ralph W. Castner	2004	$275,891	$391,905	$1,584	44,040	$15,825
Vice President and Chief Financial Officer	2003	$161,615	$288,421	—	36,700	$3,149

(1)
In accordance with the rules of the SEC, the annual compensation described in this table does not include various perquisites and other personal benefits received by our named executive officers that do not exceed, in the aggregate, the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	Consists of above-market interest earned on deferred compensation that was paid during the fiscal year or payable during the fiscal year but deferred at the election of the named executive officer.

(3)
For fiscal 2003, consists of 401(k) matching contributions for each of the named executive officers. For fiscal 2004, consists of 401(k) matching contributions in the amount of $6,150, and 401(k) discretionary contributions in the amount of $9,020, for each of the named executive officers, with the balance for each of the named executive officers attributable to above-market interest earned on deferred compensation during the fiscal year that was not paid or payable during the fiscal year.

       Options Granted in the Last Fiscal Year

        The following table sets forth, as to the named executive officers, information concerning stock options granted during fiscal 2004.
	Individual Grants

		Percentage				Potential Realizable Value
		of Total				At Assumed
	Number of	Options				Annual Rates of Stock
	Securities	Granted to				Price Appreciation
	Underlying	Employees	Exercise	Market Price		For Option Term(3)
	Options	During	Price	at Date of	Expiration
Name	Granted(1)	Period(2)	Per Share	Grant	Date	0%	5%	10%

Dennis Highby	238,550	18%	$20.00	$20.00	5/01/14	—	$3,000,456	$7,603,745
David A. Roehr	128,450	10%	$20.00	$20.00	5/01/14	—	$1,615,630	$4,094,324
Patrick A. Snyder	18,350	1%	$13.34	$20.00	5/01/14	$122,211	$353,015	$707,114
Michael Callahan	18,350	1%	$13.34	$20.00	5/01/14	$122,211	$353,015	$707,114
Ralph W. Castner	7,340	1%	$20.00	$20.00	5/01/14	—	$92,322	$233,961
	36,700	3%	$13.34	$20.00	5/01/14	$244,422	$706,031	$1,414,229

_____________________________

(1)	Options vest in five equal annual installments commencing January 1, 2005.

(2)	During fiscal 2004, we granted employees options to purchase an aggregate of 1,313,861 shares of our common stock.

(3)
The potential realizable value is calculated based on the term for the option at the time of grant. The assumed rates of appreciation are prescribed by the SEC for illustrative purposes only and are not intended to forecast or predict future stock prices. The potential realizable value at 5% and 10% appreciation is calculated by assuming that fair market price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at its appreciated price.

            Aggregated Options Exercised in the Last Fiscal Year and Fiscal Year-End Option Values

            The following table sets forth for each of the named executive officers, the number of shares of our common stock acquired and the dollar value realized upon exercise of options during fiscal 2004 and the number and value of securities underlying options held at fiscal year-end 2004.

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Shares		Options at January 1, 2005		at January 1, 2005(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis Highby	385,057	$4,021,356	47,710	190,840	$130,725	$522,902
David A. Roehr	—	—	25,690	102,760	$70,391	$281,562
Patrick A. Snyder	154,140	$1,188,660	3,670	44,040	$34,498	$476,806
Michael Callahan	—	—	33,030	58,720	$373,312	$646,214
Ralph W. Castner	18,350	$62,170	27,158	141,662	$307,568	$1,793,947

_____________________________

(1)
The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares to which the exercise relates. Because the options were exercised prior to our initial public offering, the fair market value of our common stock was based upon an independent third party appraisal.

(2)
The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of our common stock at fiscal year-end, multiplied by the number of shares underlying the options. At fiscal year-end, the closing price of our common stock on the NYSE was $22.74 per share.

        Equity Compensation Plan Information as of Fiscal Year-End
        The following table summarizes, as of fiscal year-end 2004, information about our compensation plans under which equity securities of the Company are authorized for issuance:

			Number of Securities
	Number of Securities To Be	Weighted-Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
Plan Category	Outstanding Options	Outstanding Options	Equity Compensation Plans

Equity compensation plans approved by security holders	4,137,495	$11.50	3,222,795 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	4,137,495	$11.50	3,222,795 (1)

(1)	Of these shares, 1,812,176 remain available for future issuance under our Employee Stock Purchase Plan and 1,410,619 remain available for future issuance under our 2004 Stock Plan.
        Employment Agreements
        In January 2004, we entered into an employment agreement with Mr. R. Cabela. Mr. R. Cabela agreed to serve in the executive position of Chairman of our Company. The employment agreement provides for Mr. R. Cabela to receive an annual base salary of $245,000 and precludes Mr. R. Cabela from participating in any of our incentive compensation programs in the future. We may terminate Mr. R. Cabela’s employment agreement without cause upon 180 days written notice. We may terminate Mr. R. Cabela’s employment agreement at any time for cause. Mr. R. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. R. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. R. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. R. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. R. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.
        In January 2004, we entered into an employment agreement with Mr. J. Cabela. Mr. J. Cabela agreed to serve in the executive position of Vice Chairman of our Company. The employment agreement provides for Mr. J. Cabela to receive an annual base salary of $250,000 and precludes Mr. J. Cabela from participating in any of our incentive compensation programs in the future. We may terminate Mr. J. Cabela’s employment agreement without cause upon 180 days written notice. We may terminate Mr. J. Cabela’s employment agreement at any time for cause. Mr. J. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. J. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. J. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. J. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. J. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.
        Change in Control Arrangements
        Management Change of Control Severance Agreements. We have entered into agreements containing change of control severance provisions with Dennis Highby, David A. Roehr, Patrick A. Snyder, Michael Callahan, Ralph W. Castner, Brian J. Linneman and certain other members of senior management. Under these agreements, if any of these employees are terminated without cause or resigns for good reason within twenty-four months of certain transactions resulting in a change in control, then the employee will be entitled to receive severance benefits equal to two years’ base salary and bonus, payable in a lump sum, and insurance benefits. In addition, any unvested stock options and unvested deferred compensation benefits owned by such an employee, that did not vest upon the change in control, will become fully vested and any non-competition and non-solicitation agreements we have with such an employee will automatically terminate. Each of these agreements also provides that to the extent any of the payments under the agreements would exceed the limitation of Section 280G of the Internal Revenue Code, or the Code, such that an excise tax would be imposed under Section 4999 of the Code, the executive will receive an additional “gross up” payment to indemnify him for the effect of such excise tax.
        1997 Stock Option Plan. Should we undergo certain changes in control or ownership, then each outstanding option under the 1997 Stock Option Plan will be canceled in return for a cash payment per share of common stock subject to that option (whether or not the option is otherwise at that time vested and exercisable for all the option shares) equal to the highest price per share paid for our common stock in effecting that change in control or ownership less the option exercise price payable per share under the canceled option. However, such a cashout of the outstanding options will not occur if in the good faith discretion of the Compensation Committee those options are to be honored or assumed by the acquiring company or new rights substituted therefore to acquire fully-vested, publicly-traded securities of the acquiring company or its corporate parent at an exercise price per share which preserves the economic value of each such option immediately prior to the change in control or ownership.
        2004 Stock Plan. In the event of a change in control (as defined in the 2004 Stock Plan), all outstanding options and stock appreciation rights shall become fully vested and exercisable, the restriction period applicable to any awards of restricted stock and restricted stock units shall lapse, and shares of our common stock underlying restricted units shall be issued or, at the discretion of the Compensation Committee, each award of options, stock appreciation rights, or restricted stock units, as the case may be, shall be canceled in exchange for a payment in cash equal to the product of (i) (A) in the case of options and stock appreciation rights, the excess of the change in control price over the exercise price or base price, as the case may be, and (B) in the case of all other awards, the change of control price, and (ii) the number of shares of common stock covered by such award.
        Upon a change in control, (a) any performance period in progress at the time of the change in control for which performance stock or performance units are outstanding shall end, and (b) all participants granted such awards of performance stock or performance units shall be deemed to have earned a pro rata award equal to the product of (i) such participant’s target award opportunity for the performance period in question and (ii) the percentage of performance objectives achieved as of the date of such change in control, or (c) at the discretion of the Compensation Committee, all such earned performance units shall be canceled in exchange for an amount equal to the product of (i) the change in control price, multiplied by (ii) the aggregate number of shares of our common stock covered by such award. All of the performance shares and performance units that have not been so earned shall be forfeited and canceled as of the date of the change in control.
        Notwithstanding the foregoing, if the Compensation Committee determines before the change in control either that all outstanding awards of options, stock appreciation rights, restricted stock and restricted stock units will be honored or assumed by the acquirer, or alternative awards with equal or better terms will be made available, such outstanding awards of options, stock appreciation rights, restricted stock and restricted stock units will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for such awards.
       Compensation Committee Interlocks and Insider Participation
        Our Board established its Compensation Committee in 1996. Prior to establishing the Compensation Committee, our Board as a whole performed the functions delegated to the Compensation Committee. During the last completed fiscal year, Messrs. R. Cabela and McCarthy served on our Compensation Committee.

Mr. J. Cabela replaced Mr. R. Cabela on the Compensation Committee effective March 2, 2004. Mr. Mark replaced Mr. J. Cabela on the Compensation Committee effective July 27, 2004.
        Each of Messrs. R. Cabela and J. Cabela was during our last fiscal year and is currently an officer and employee of ours. Each of Messrs. R. Cabela and J. Cabela was also a party to certain transactions with us. See “Certain Relationships and Related Transactions.” Other than these relationships with Messrs. R. Cabela and J. Cabela, there are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.
       Compensation Committee Report on Executive Compensation
        The Compensation Committee is responsible for establishing the Company’s philosophy, policies, and strategy relative to executive compensation, administering the Company’s executive officer and key personnel compensation programs, and evaluating and setting the compensation of the Company’s executive officers. The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board are required to periodically review the charter for any improvements that the Committee considers necessary or valuable.
       Compensation Philosophy and Practice
        The Company’s compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by executive officers and certain key personnel. The Company’s compensation programs are designed to:

•	attract, motivate, and retain superior talent;
•	ensure that compensation is commensurate with the Company’s performance and stockholder returns;
•	provide performance awards for the achievement of strategic objectives that are critical to the Company’s long-term growth; and
•	ensure that executive officers and certain key personnel have financial incentives to achieve sustainable growth in stockholder value.
        In carrying out the compensation programs, the Company’s general compensation philosophy is that executive officers’ total compensation should be aligned with the performance of the Company in achieving financial and non-financial objectives.
       Components of Executive Compensation
        The Company has historically compensated its executive officers by providing compensation consisting of a base salary component, an annual bonus component linked to individual and Company performance, and a long-term incentive component, including stock option grants.
        Base Salary. Salary is paid for ongoing performance throughout the year. The Compensation Committee determines executive officer base salaries by evaluating the responsibilities of the position held, past and current performance, and compensation for similar positions at peer group companies. Prior to the Company’s initial public offering in June 2004, the Company engaged a compensation consultant to assist it in determining compensation levels at peer group companies. The Compensation Committee reviews base salaries for executive officers annually and makes adjustments as appropriate based on individual performance, executive salary trends, and such other factors as the Compensation Committee determines are important.
        Annual Bonus. Pursuant to the Company’s Restated Bonus Plan, exempt employees, other than Messrs. R. Cabela and J. Cabela, are eligible for an annual cash bonus. Bonuses are generally paid in March for the prior year’s performance. The Compensation Committee has the sole discretion to determine the aggregate bonus pool for each fiscal year and the individual bonuses paid under the Restated Bonus Plan. Historically, the Compensation Committee has allocated a certain percentage of the Company’s pre-tax profit, after making certain adjustments, to the aggregate bonus pool. Accordingly, the annual bonus component of executive officer compensation is linked to the annual financial performance of the Company, thus motivating and rewarding executive officers for excellent performance. The Compensation Committee determines the portion of the aggregate bonus pool to be allocated to the Company’s President and Chief Executive Officer, Dennis Highby, on the basis of several factors, including individual performance and the historical amount of the President and Chief Executive Officer’s bonus as a percentage of the aggregate bonus pool and as a percentage of profit before bonus expense. Mr. Highby makes recommendations to the Compensation Committee with respect to the particular executive officers who should share in the aggregate bonus pool and the respective portion of the pool to be allocated to each such individual, taking into account each officer’s level and amount of responsibility. The Compensation Committee makes the actual selection of the executive officers who are to receive an award and determines the amount to be allocated to each such individual. In determining the allocation of awards to executive officers under the Restated Bonus Plan, the Compensation Committee takes into account the respective contributions made by the individual to the success of the Company for the fiscal year. The Compensation Committee also determines the portion of the aggregate bonus pool to be allocated to the Company’s non-executive officer employees and, based solely upon the recommendations of Mr. Highby and the Company’s executive officers, the amount each such individual shall receive.
        Long-Term Incentives. To encourage and reward the long-term growth of the Company, the Compensation Committee may award stock options or other equity-based incentives to executive officers and key employees from time to time pursuant to the Company’s 2004 Stock Plan. The purposes of the 2004 Stock Plan are to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance, providing an ownership interest in the Company, and enabling the Company to attract and retain the services of outstanding employees. To date, the Compensation Committee has only awarded stock options under the 2004 Stock Plan, but may consider other equity-based incentives in the future. The stock options granted to the Company’s executive officers during 2004 are subject to a five year vesting period, which encourages the creation of stockholder value over the long-term. Stock options align executives’ interests with those of other stockholders, because stock options result in minimal or no reward if the Company’s stock price does not appreciate, but provide substantial rewards to executives if the Company’s stock price increases. The stock options granted to the executive officers during 2004 were based primarily on the Committee’s assessment of each executive officer’s performance, potential to enhance long-term stockholder value, and prior-year stock awards.
       Compensation of the President and Chief Executive Officer
        Mr. Highby’s base salary for fiscal 2004 was $564,525, and he earned a bonus of $1,500,000 during 2004 under the Company’s Restated Bonus Plan. In addition, on May 1, 2004, Mr. Highby was granted an option under the 2004 Stock Plan to purchase 238,550 shares of common stock at an exercise price of $20 per share. The Compensation Committee’s determination of the compensation package for Mr. Highby is consistent with the overall compensation philosophy for other executive officers. Mr. Highby’s compensation is weighted heavily to performance and long-term forms of compensation that provide a strong link between the Company’s performance and Mr. Highby’s compensation. In determining Mr. Highby’s compensation package for 2004, the Compensation Committee considered a number of factors, including the Company’s performance, the compensation of CEOs at comparable companies, Mr. Highby’s contribution to the Company’s past success, and awards given to Mr. Highby in past years.
       Review of all Components of Compensation and Conclusion
        The Compensation Committee reviewed all components of Mr. Highby’s and the other executive officers’ compensation for 2004, including salary, bonus, and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the interest income under the Company’s deferred compensation plan, and the potential payout obligations under the Company’s management change of control severance agreements. Based on this review, the Compensation Committee found Mr. Highby’s and the other executive officers’ total compensation (and, in the case of the management change of control severance agreements, the potential payouts) in the aggregate to be reasonable and not excessive.
       Deductibility of Executive Compensation
        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its five most highly paid executive officers, unless the compensation in excess of $1,000,000 is “performance-based” compensation. In prior years, Section 162(m) did not apply to the Company because it was not publicly held. Section 162(m) and the regulations thereunder provide a transitional exception to the deduction limit for compensation plans established prior to the Company’s initial public offering, such as the 2004 Stock Plan and the Restated Bonus Plan. Due to this transitional exception, stock options granted and bonuses paid to the Company’s five most highly paid executive officers through the end of fiscal 2004 will be exempt from Section 162(m). Stock options granted and bonuses paid to the Company’s five most highly paid executives in fiscal 2005 will also be exempt from Section 162(m) so long as the Company continues to comply with the terms of the transitional exemption. The Compensation Committee believes that any other compensation (such as salary) that is paid to the five most highly paid executive officers will either not exceed the $1 million limitation or will meet the criteria for deductibility under Section 162(m).
        To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.
        The foregoing report on executive compensation for 2004 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Michael R. McCarthy (Chairman)
John Gottschalk
Reuben Mark
        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        The following table sets forth, as of March 15, 2005, the number and percentage of outstanding shares of our common stock and non-voting common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer, and by all directors and executive officers as a group.
        Except as otherwise noted below, the address for those individuals for which an address is not otherwise indicated is c/o Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160.
        We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of the common stock and non-voting common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 56,762,911 shares of common stock and 8,073,205 shares of non-voting common stock outstanding as of March 15, 2005. All shares of our non-voting common stock are convertible into common stock upon the option of the holder; provided, however, that no shares of non-voting common stock held by a regulated stockholder may be converted into shares of common stock if the conversion would result in the regulated stockholder holding shares of common stock in excess of its permitted regulatory amount.
        In computing the percentage of shares of common stock and non-voting common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock as to which the person has the right to acquire beneficial ownership within 60 days of March 15, 2005, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

	Number of Shares		Percentage of Shares
	Beneficially Owned		Beneficially Owned

		Total Common	Common	Total Common
Name of Beneficial Owner	Common Stock	and Non-voting	Stock(18)	and Non-voting

5% Stockholders
JPMP Capital Corp.(1)	—	6,252,768	—	9.64%
Richard N. Cabela(2)	9,578,931	9,578,931	16.88%	14.77%
Mary A. Cabela(3)	8,685,813	8,685,813	15.30%	13.40%
James W. Cabela(4)	11,726,260	11,726,260	20.66%	18.09%
McCarthy Group, Inc.(5)	1,961,579	3,782,016	6.46%	5.83%
Directors and Executive Officers
Dennis Highby(6)	765,795	765,795	1.35%	1.18%
David A. Roehr(7)	723,532	723,532	1.27%	1.12%
Patrick A. Snyder(8)	254,561	254,561	*	*
Michael Callahan(9)	393,481	393,481	*	*
Ralph W. Castner (10)	123,845	123,845	*	*
Brian J. Linneman(11)	57,153	57,153	*	*
Michael R. McCarthy(12)	2,059,934	3,880,371	6.62%	5.98%
Gerald E. Matzke(13)	31,195	31,195	*	*
Reuben Mark(14)	20,000	20,000	*	*
John Gottschalk(15)	207,711	207,711	*	*
Theodore M. Armstrong(16)	2,000	2,000	*	*
All Directors and Executive Officers (13 persons)(17)	25,944,398	27,764,835	47.25%	42.71%

   *      Less than 1% of total.

(1)
JPMP Capital Corp. beneficially owns 6,252,768 shares of non-voting common stock, which represents 77.45% of our issued and outstanding non-voting common stock. JPMP Capital Corp.’s beneficial ownership consists of (a) 5,622,374 shares of non-voting common stock held by J.P. Morgan Partners (BHCA), L.P., (b) 368,257 shares of non-voting common stock held by J.P. Morgan Partners Global Investors, L.P., (c) 184,879 shares of non-voting common stock held by J.P. Morgan Partners Global Investors (Cayman), L.P., (d) 56,583 shares of non-voting common stock held by J.P. Morgan Partners Global Investors A, L.P., and (e) 20,675 shares of non-voting common stock held by J.P. Morgan Partners Global Investors (Cayman) II, L.P. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P. The general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P. is JPMP Global Investors, L.P. JPMP Capital Corp., a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company, is the general partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. Each of JPMP Master Fund Manager, L.P., JPMP Global Investors, L.P., JPMP Capital Corp., and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P., however, the foregoing shall not be construed as an admission that such entities are the beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., and J.P. Morgan Partners

Global Investors (Cayman) II, L.P. The address for JPMP Capital Corp. is 1221 Avenue of the Americas, New York, New York 10020.

(2)
Includes (a) 8,449,891 shares of common stock held by Cabela’s Family, LLC with respect to which Mr. R. Cabela has shared investment power and sole voting power, (b) 214,073 shares of common stock held by Cabela’s Family, LLC, with respect to which Mr. R. Cabela has shared investment power, but not voting power, and (c) 12,580 shares of common stock held in our 401(k) plan.

(3)
Includes (a) 214,073 shares of common stock held by Cabela’s Family, LLC, with respect to which Mrs. Cabela has shared investment power and sole voting power, and (b) 8,449,891 shares of common stock held by Cabela’s Family, LLC, with respect to which Mrs. Cabela has shared investment power, but not voting power.

(4)	Includes 10,402 shares of common stock held in our 401(k) plan.

(5)
McCarthy Group, Inc., or MGI, beneficially owns 1,820,437 shares of non-voting common stock, which represents 22.55% of our issued and outstanding non-voting common stock. MGI’s beneficial ownership includes (a) 1,820,437 shares of non-voting common stock, and 750,000 shares of common stock, held by MGI, (b) 1,003,226 shares of common stock held by Fulcrum Growth Partners, L.L.C., or Fulcrum, and (c) 208,353 shares of common stock held by McCarthy Capital Corporation, or McCarthy Capital. Mr. McCarthy, one of our directors, is the Chairman of MGI. MGI is the managing member of Fulcrum. McCarthy Capital is a wholly-owned subsidiary of MGI. The address for McCarthy Group, Inc. is First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102.

(6)
Includes (a) 249,358 shares of our common stock held by a Grantor Retained Annuity Trust with respect to which Mr. Highby retains certain rights, (b) 14,595 shares of common stock held in our 401(k) plan, and (c) 47,710 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(7)
Includes (a) 11,750 shares of common stock held in our 401(k) plan, (b) 2,000 shares held by Mr. Roehr as custodian for his minor children, and (c) 25,690 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(8)
Includes (a) 22,020 shares of our common stock held by a Grantor Retained Annuity Trust with respect to which Mr. Snyder retains certain rights, (b) 12,351 shares of common stock held in our 401(k) plan, and (c) 3,670 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(9)
Includes (a) 90,090 shares held in a Grantor Retained Annuity Trust with respect to which Mr. Callahan retains certain rights, (b) 13,308 shares of common stock held in our 401(k) plan, and (c) 33,030 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(10)	Includes (a) 119 shares of common stock held in our 401(k) plan, and (b) 27,158 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(11)	Includes (a) 314 shares of common stock held in our 401(k) plan, and (b) 23,855 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005.

(12)
Mr. McCarthy may be deemed to beneficially own 1,820,437 shares of non-voting common stock beneficially owned by MGI, which represents 22.55% of our issued and outstanding non-voting common stock. Mr. McCarthy’s beneficial ownership includes (a) 7,340 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005, (b) 1,820,437 shares of non-voting common stock, and 750,000 shares of common stock, held by MGI, (c) 1,003,226 shares of common stock held by Fulcrum, and (d) 208,353 shares of common stock held by McCarthy Capital. Mr. McCarthy is the Chairman of McCarthy Group, Inc. Although Mr. McCarthy may be deemed the beneficial owner of these shares, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Mr. McCarthy is First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102.

(13)
Includes 7,340 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005. The address for Mr. Matzke is 907 Jackson Street, P. O. Box 316, Sidney, Nebraska 69162-0316.

(14)	The address for Mr. Mark is c/o Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022.

(15)	The address for Mr. Gottschalk is c/o Omaha World-Herald Company, 1334 Dodge Street, Omaha, Nebraska 68102.

(16)	The address for Mr. Armstrong is 7730 Carondelet, Suite 103, St. Louis, Missouri 63105.

(17)
Includes (a) 175,793 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2005, (b) 8,449,891 shares of common stock with respect to which our directors and officers have shared investment power and sole voting power, (c) 214,073 shares of common stock with respect to which our directors and officers have shared investment power, but not voting power, and (d) 1,820,437 shares of non-voting common stock that are convertible into shares of common stock at the option of the holder.

(18)	The percentages reflected in this column assume the conversion of the holder’s non-voting common stock to common stock.

STOCK PERFORMANCE GRAPH
        The following stock performance graph and table show Cabela’s cumulative total stockholder return on a monthly basis since the date of our initial public offering. The graph and table also show the cumulative total returns of the S&P 500 Index and the S&P 500 Retailing Index. The graph and table assume that $100 was invested on June 25, 2004.
Market closing price at closest date to 25th.

	June 25,	July 23,	Aug 25,	Sept 24,	Oct 25,	Nov 24,	Dec 23,	Dec 31,
	2004	2004	2004	2004	2004	2004	2004	2004

Cabela’s Inc.	100.00	103.08	104.50	94.96	96.96	83.27	88.73	87.46
S&P Retailing Index	100.00	91.47	95.66	99.22	100.83	112.49	111.01	112.85
S&P 500	100.00	95.75	97.40	97.86	96.51	104.17	106.67	106.83
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and NYSE reports of ownership of our securities and changes in reported ownership. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended January 1, 2005, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
        On January 2, 2004, Cabela’s Wholesale, Inc., one of our wholly-owned subsidiaries, purchased certain real property owned by Deuel County Insurance Company, a general partnership owned by Mr. R. Cabela and Mr. J. Cabela, for a negotiated purchase price of $5,000,000. The purchase price and other terms of the transaction were determined through arms-length negotiations between Cabela’s Wholesale, Inc. and Deuel County Insurance Company, and were approved by our disinterested directors.
        We entered into an Employee and Office Space Lease Agreement with Mr. R. Cabela, dated effective January 1, 2004, pursuant to which Mr. R. Cabela leases the services of certain of our employees and the office space associated with such employees from us. The amount of the lease payments paid by Mr. R. Cabela under such Agreement in 2004 was $221,000, which we believe is comparable to terms obtainable from unaffiliated third parties.
        Gerald E. Matzke, a member of our board of directors, is a partner of the law firm of Matzke, Mattoon & Miller. We have retained the law firm of Matzke, Mattoon & Miller to provide legal services to us. Fees paid to this firm totaled $56,000 during fiscal 2004 and we believe are comparable to fees obtainable from unaffiliated third parties.
        A son of Mr. R. Cabela was employed by us throughout fiscal 2004 and paid an aggregate salary and bonus of $81,530 during fiscal 2004 for his services. A son-in-law of Dennis Highby was employed by us throughout fiscal 2004 and paid an aggregate salary and bonus of $78,755 during fiscal 2004 for his services. A son of Dennis Highby was employed by us throughout fiscal 2004 and paid an aggregate salary and bonus of $82,803 during fiscal 2004 for his services. We believe the compensation paid to each of the individuals disclosed in this paragraph is comparable to compensation paid to unrelated third parties for similar services.
        A company owned by a son of Mr. R. Cabela is a subcontractor on our retail store being constructed in Buda, Texas. This company’s contract was awarded through competitive bidding in 2004 by a subcontractor of our general contractor and provides for the payment of $137,194 upon the completion of the work in 2005.
PROPOSAL TWO –
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
        The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as the Company’s independent auditor for fiscal 2005, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Deloitte for ratification by stockholders as a matter of good corporate practice.
        The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Deloitte as the Company’s independent auditor for the current fiscal year.
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.
        Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. If the stockholders should fail to ratify the selection of the independent auditor, the Audit Committee will designate the independent auditor.
        The following table shows the aggregate fees billed to us for professional services by Deloitte for fiscal years 2004 and 2003:

	Fiscal 2004	Fiscal 2003

Audit Fees	$1,365,908	$177,870
Audit-Related Fees	96,900	37,360
Tax Fees	15,660	62,758
All Other Fees	0	0

Total Fees	$1,478,468	$277,988
        A description of the types of services provided in each category is as follows:
        Audit Fees — Includes the audit of our annual financial statements, review of our quarterly financial information, and services related to our initial public offering and secondary public offering.

        Audit-Related Fees — Includes work for our wholly-owned bank subsidiary, World’s Foremost Bank, as it relates to the bank’s securitization transactions, as well as work related to our recapitalization transaction in fiscal 2003.
        Tax Fees — Includes work for tax consulting and planning.
        None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The Audit Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.
        The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services that may be performed by the Company’s independent auditor. Under this policy, each year, at the time it engages the independent auditor, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax and other services, subject to certain dollar limits, to be performed during the year. All other non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis, subject to those exceptions that may be permitted by applicable law. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities shall be reported to the Audit Committee at each regularly scheduled meeting.
PROPOSALS OF STOCKHOLDERS FOR 2006 ANNUAL MEETING
        If you want to present a proposal for possible inclusion in our 2006 Proxy Statement pursuant to the SEC’s rules, send the proposal to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Proposals must be received by December 6, 2005.
        Stockholders who want to bring business before the 2006 Annual Meeting of Stockholders other than through a stockholder proposal pursuant to the SEC’s rules must notify our Secretary in writing and provide the information required by the provision of our Amended and Restated Bylaws dealing with stockholder proposals. The notice must be received at our principal executive offices not less than 120 days prior to the date of the 2006 Annual Meeting of Stockholders. The requirements for such notice are set forth in our Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws may be obtained by request addressed to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
        The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
        Our Annual Report on Form 10-K, as filed by us with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material. A copy of exhibits will be provided upon request to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160, upon the payment of a reasonable fee to furnish such exhibits.
DATED: Sidney, Nebraska, April 5, 2005.

APPENDIX A – AUDIT COMMITTEE CHARTER
Cabela’s Incorporated
Audit Committee Charter
March 12, 2004
1. Statement of Purpose
The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Cabela’s Incorporated (the “Company”) and its subsidiaries. Its primary purpose is to provide assistance to the Board in fulfilling its responsibilities to the shareholders and investment community. Primary responsibilities include:

•	oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing and reporting practices of the Company;
•	appointment of the independent auditor and oversight of its performance, including its qualifications and independence;
•	oversight of the Company’s compliance with legal and regulatory requirements; and
•	oversight of the performance of the Company’s internal audit function.
In carrying out its duties hereunder, it is the responsibility of the Committee to maintain free and open communication between itself, the independent auditor, the internal auditors and management. The Committee shall also instruct management, the independent auditor and the internal auditors that the Committee expects to be advised immediately if there are areas that require its special attention. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all of the Company’s books, records, facilities and personnel along with the power to retain outside counsel, or other experts for this purpose. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee will take appropriate actions to set the tone of highest integrity and standards in the Company’s reporting and business practices.
2. Composition of the Audit Committee
The Committee shall consist of not less than three members appointed by the Board of Directors of the Company. The Board of Directors shall appoint one of the members to serve as Chairman of the Committee. Members of the Committee shall satisfy the independence and experience requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and the New York Stock Exchange (“NYSE”) as such requirements are interpreted by the Board of Directors in its business judgment. No member of the Committee may sit on more than three separate audit committees of an SEC registrant.
3. Meetings of the Audit Committee
The Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate. Periodically, it shall meet separately with management, the internal auditor and the independent auditor to discuss any matters that the Committee or any of these persons or firms believes should be discussed in private. All Committee members are expected to attend each meeting, in person or via tele-conference. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information as necessary. Meeting agendas will be prepared by the Committee Chairman and provided in advance to members, along with appropriate briefing materials. The Committee will report to the Board on a regular basis and will provide the minutes of all Committee meetings to the Board.
4. Responsibilities of the Audit Committee
The function of the Committee is oversight. While the Committee has the responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. The independent auditor for the Company is ultimately accountable to the Committee. The Committee has direct and sole responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). The Committee has the authority to retain legal, accounting or other experts that it determines to be necessary to carry out its duties. It also has authority to determine compensation for such advisors, as well as for the independent auditor.
5. Duties and Proceedings of the Audit Committee
The Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by accomplishing the following:
5.1. Oversight of Independent Auditor
        (a) Annually evaluate, determine the selection of, and if necessary, determine the replacement of, or rotation of, the independent auditor (including the lead audit partner and other members of the audit team).
        (b) Pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the auditor.
        (c) Receive formal written statements, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company; discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, addressing the matters set forth in Independence Standards Board Standard No. 1.
        (d) Receive a formal written report, at least annually, detailing the independent auditor’s internal quality control procedures and any material issues raised by the independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years.
        (e) Establish policies and monitor the process for hiring former employees of the independent auditor.
5.2. Oversight of Audit Process and Company’s Legal Compliance
        (a) Review with internal auditors and the independent auditor the overall scope and plans for audits, including adequacy of staffing and compensation, special audit risk areas and materiality. Review with internal auditors and the independent auditor any difficulties or problems with audits including any restrictions on the scope of activities or on access to requested information and any significant disagreements with management and management’s response.
        (b) Review and discuss with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting practices, policies relating to risk assessment and risk management, and material related party transactions.
        (c) Review and discuss with management and the independent auditor the interim financial statements and MD&A of the Company prior to the filing of the Company’s Quarterly Reports on Form 10-Q. Discuss results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for purposes of this review.
        (d) Review with management and the independent auditor the financial statements and MD&A to be included in the Company’s Annual Report on Form 10-K. Discuss with management and the independent auditor their judgment about the application of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which management obtained Statement on Auditing

Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures in the MD&A. Discuss alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor. Discuss the results of the annual audit, including material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences, and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.
        (e) Review sales and earnings press releases and sales and earnings guidance provided to analysts and rating agencies. The Chairman of the Committee may represent the entire Committee for purposes of this review. Alternatively, the Committee may establish general standards for the type of information and the type of presentation to be included in the sales and earnings press releases and sales and earnings guidance provided to rating agencies as the Committee need not discuss in advance each sales and earnings press release or each instance in which the Company may provide sales and earnings guidance.
        (f) Discuss with management and the independent auditor any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting pronouncements.
        (g) Review material pending legal proceedings involving the Company and other contingent liabilities.
        (h) Meet, periodically, with the CEO, CFO, the senior internal auditing executive and the independent auditor in separate executive sessions to discuss results of examinations. In connection with and prior to giving their required certifications, the CEO and CFO must disclose to the auditors and the Committee all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the company’s internal controls.
        (i) Discuss with the independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.
        (j) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters.
5.3. Other Responsibilities
        (a) Review the adequacy of this audit committee charter annually.
        (b) Prepare a report for inclusion in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.
        (c) Report regularly to the Board of Directors.
        (d) Perform any other activities consistent with the charter, bylaws and governing law as the Board of Directors or the Audit Committee shall deem appropriate, including holding meetings with the Company’s investment bankers and financial analysts.
6. Other Areas of Review
The Committee will review other areas, as it deems necessary, including:
6.1. Employee Benefit Plans
The Committee shall review with the independent auditor and management the results of the independent auditor’s annual audit of the Company’s employee benefit plans.

6.2. Tax Returns
The Committee shall review with management and the Company’s tax advisors the status of tax returns, including open years and potential disputes, and it shall review with the independent auditor the adequacy of tax reserves included in the Company’s consolidated financial statements.
6.3. Fraudulent or Illegal Activities
The Committee shall review the circumstances of any fraudulent or illegal activities that may be discovered or brought to its attention by any officer, employee, or director pursuant to the Company’s Business Code of Conduct and Ethics, and any preventative action taken in response to such activities. It shall initiate an investigation of any special situation, if warranted.
6.4. Compliance
The Committee shall review compliance with all applicable Securities and Exchange Commission and New York Stock Exchange rules and regulations.
7. Performance Evaluation
The Committee shall undertake an annual performance evaluation of its obligations under this charter and shall report the findings of such review to the Board of Directors.
8. Limitations on Scope
The Committee members shall serve on the Committee subject to the understanding on their part and the part of the Company’s management, the independent auditor and the internal auditors that:

•
The Committee members are not employees or officers of the Company and are not directly involved in the Company’s daily operations, and they will not serve as members of the Committee on a full-time basis.

•
The Committee members expect the Company’s management, the independent auditor and the internal auditors to provide the Committee with prompt and accurate information, so that the Committee can discharge its duties properly.

•	To the extent permitted by law, the Committee shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.
The Committee members, in adopting this charter and in agreeing to serve on the Committee, do so in reliance on, among other things, the provisions of the Company’s Articles of Incorporation which:

•	Together with the bylaws, provide indemnification for their benefit; and,
•	To the fullest extent provided by law, provide that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director.

CABELA’S INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 11, 2005
10:00 a.m. Mountain Time

Holiday Inn
664 Chase Boulevard
Sidney, Nebraska 69162

Cabela’s Incorporated One Cabela Drive Sidney, Nebraska 69160	proxy

This proxy is solicited by the Board of Directors of Cabela’s Incorporated (the “Company”) for use only at the Annual Meeting of Stockholders to be held on May 11, 2005, and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Dennis Highby and Ralph W. Castner, and each of them acting in the absence of the other, as proxies, with full power of substitution, to vote your shares of the Company’s Class A Common Stock on the matters shown on the reverse side and any other matters that may come before the Annual Meeting of Stockholders to be held at the Holiday Inn, 664 Chase Boulevard, Sidney, Nebraska 69162, on Wednesday, May 11, 2005, at 10:00 a.m. Mountain Time, and any adjournment thereof, in accordance with the instructions on the reverse hereof.

If you participate in the Company’s 401(k) Savings Plan (“401(k) Plan”) and had contributions invested in the Company’s Class A Common Stock on March 28, 2005, this proxy will serve as voting instructions for the trustees of the 401(k) Plan. If no instructions are given, or if this proxy is not received by our transfer agent prior to the date of the Annual Meeting, your shares held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.

See reverse for voting instructions.

ò Please detach hereò

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Michael R. McCarthy
02 Reuben Mark

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2005:

☐	Vote FOR	☐	Vote WITHHELD
	all nominees		from all nominees
(except as marked)

☐ For	☐ Against	☐ Abstain

3.	In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box     ☐     Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy.